Nelnet Reports Second Quarter 2023 Results
LINCOLN, Neb., August 7, 2023 - Nelnet (NYSE: NNI) today reported GAAP net income of $28.3 million, or $0.75 per share, for the second quarter of 2023, compared with GAAP net income of $85.1 million, or $2.26 per share, for the same period a year ago.
Net income, excluding derivative market value adjustments1, was $26.7 million, or $0.71 per share, for the second quarter of 2023, compared with $54.4 million, or $1.44 per share, for the same period in 2022.
In April 2023, the company redeemed certain loan asset-backed debt securities (bonds and notes payable) prior to their maturity. The remaining unamortized debt discount associated with these bonds at the time of redemption was written-off, resulting in a non-cash expense of $25.9 million ($19.7 million or $0.53 per share after tax) recognized by the company in the second quarter of 2023.
“The details of the quarter highlight the strength and resilience of our core operating businesses, which performed well in the second quarter,” said Jeff Noordhoek, chief executive officer of Nelnet. “The beginning of the school year is an exciting time for Nelnet. We are fortunate to serve millions of students and their families and thousands of higher education and K-12 institutions with tuition payment plans, loan servicing, student loans, and numerous services and technology for administrations. This school year also brings with it the complexity and opportunity of assisting more than 15 million federal student loan borrowers return to making payments for the first time since March of 2020.”
Nelnet operates four primary business segments, earning interest income on loans in its Asset Generation and Management (AGM) and Nelnet Bank segments, and fee-based revenue in its Loan Servicing and Systems and Education Technology, Services, and Payment Processing segments. Other business activities and operating segments that are not reportable are combined and included in corporate activities. Corporate activities also includes income earned on the majority of the company's investments.
Asset Generation and Management
The AGM operating segment reported net interest income of $21.5 million during the second quarter of 2023. Net interest income for the period includes the $25.9 million expense recognized by the company as a result of redeeming bonds prior to their maturity. Excluding this expense, net interest income for the three months ended June 30, 2023, was $47.4 million, compared with $70.7 million for the same period a year ago. The decrease in 2023 was due to the expected runoff of the loan portfolio and a decrease in core loan spread. The average balance of loans outstanding decreased from $16.4 billion for the second quarter of 2022 to $13.6 billion for the same period in 2023.
Core loan spread2 decreased to 1.06% for the quarter ended June 30, 2023, compared with 1.61% for the same period in 2022. Core loan spread was impacted in the second quarter of 2023 by higher interest rates. The company has a portfolio of student loans that are earning interest at a fixed borrower rate and that are financed with variable rate debt. As a result, in a low interest rate environment, the company earns additional spread income that it refers to as floor income. Due to higher interest rates, floor income recognized by the company decreased to $0.5 million for the three months ended June 30, 2023, compared with $22.0 million for the same period in 2022.
AGM recognized net income after tax of $13.5 million for the three months ended June 30, 2023, compared with $75.5 million for the same period in 2022.
AGM recognized gains from the sale of loans in the second quarter of 2023 of $15.5 million ($11.8 million after tax). In addition, in the second quarter of 2023, AGM recognized income of $0.9 million ($0.7 million after tax) related to changes in the fair value of derivative instruments that do not qualify for hedge accounting, compared with income of $40.4 million ($30.7 million after tax) for the same period in 2022.
Nelnet Bank
As of June 30, 2023, Nelnet Bank had a $444.5 million loan portfolio and total deposits, including intercompany deposits, of $871.4 million. Nelnet Bank recognized net income after tax for the quarter ended June 30, 2023 of $1.3 million, compared with $0.4 million for the same period in 2022.
1 Net income, excluding derivative market value adjustments, is a non-GAAP measure. See "Non-GAAP Performance Measures" at the end of this press release and the "Non-GAAP Disclosures" section below for explanatory information and reconciliations of GAAP to non-GAAP financial information.

2 Core loan spread and the related net interest income net of derivative settlements are non-GAAP measures. See "Non-GAAP Performance Measures" at the end of this press release and the "Non-GAAP Disclosures" section below for explanatory information and reconciliations of GAAP to non-GAAP financial information.

Loan Servicing and Systems
Revenue from the Loan Servicing and Systems segment was $122.0 million for the second quarter of 2023, compared with $124.9 million for the same period in 2022.
As of June 30, 2023, the company was servicing $559.1 billion in government-owned, FFEL Program, private education, and consumer loans for 16.6 million borrowers, compared with $589.5 billion in servicing volume for 17.4 million borrowers as of June 30, 2022.
The Loan Servicing and Systems segment reported net income after tax of $12.9 million for the three months ended June 30, 2023, compared with $10.3 million for the same period in 2022. Operating margin improved in 2023 compared with 2022 due to a decrease in operating expenses, primarily salaries and benefits. The company reduced staff in the first and second quarters of 2023 to manage expenses due to the delays in the government's student debt relief and return to repayment programs and lower pricing and reduced servicing volume for the company's federal servicing contracts.
On April 24, 2023, the company received a contract award from the Department of Education (Department) to provide continued servicing functions for the Department. The Unified Servicing and Data Solution (USDS) contract will replace the existing legacy Department student loan servicing contracts that were scheduled to expire in December 2023. According to the Department, the legacy servicer contracts will be extended through December 2024 to help facilitate a smooth transition for borrowers. The USDS contract has a five-year base period, with five years of possible extensions.
Education Technology, Services, and Payment Processing
For the second quarter of 2023, revenue from the Education Technology, Services, and Payment Processing operating segment was $109.9 million, an increase from $91.0 million for the same period in 2022. Revenue less direct costs to provide services for the second quarter of 2023 was $69.5 million, compared with $60.2 million for the same period in 2022.
Net income after tax for the Education Technology, Services, and Payment Processing segment was $13.7 million for the three months ended June 30, 2023, compared with $11.2 million for the same period in 2022. Included in net income for the three months ended June 30, 2023 and 2022 was $5.3 million ($4.0 million after tax) and $0.9 million ($0.7 million after tax) of interest income, respectively. The increase in interest income was due to an increase in interest rates in 2023 compared with 2022.
Corporate Activities
During the second quarter of 2023, the company recognized a loss of $12.2 million ($9.3 million after tax) on its 45 percent voting membership interests in ALLO Holdings LLC, a holding company for ALLO Communications LLC (ALLO), compared with a loss of $16.9 million ($12.8 million after tax) for the same period in 2022.
In addition, the company recognized net investment losses of $1.6 million ($1.2 million after tax) for the three months ended June 30, 2023, compared with net investment income and gains of $18.3 million ($13.9 million after tax) for the same period in 2022.
Board of Directors Declares Third Quarter Dividend
The Nelnet Board of Directors declared a third quarter cash dividend on the company's outstanding shares of Class A common stock and Class B common stock of $0.26 per share. The dividend will be paid on September 15, 2023, to shareholders of record at the close of business on September 1, 2023.
Forward-Looking and Cautionary Statements
This press release contains forward-looking statements within the meaning of federal securities laws. The words “anticipate,” “assume," "believe,” “continue,” “could,” "ensure," “estimate,” “expect,” “forecast,” “future,” “intend,” “may,” “plan,” “potential,” “predict,” "scheduled," “should,” “will,” “would,” and similar expressions, as well as statements in future tense, are intended to identify forward-looking statements. These statements are based on management's current expectations as of the date of this release and are subject to known and unknown risks, uncertainties, assumptions, and other factors that may cause the actual results and performance to be materially different from any future results or performance expressed or implied by such forward-looking statements. Such risks and uncertainties include, but are not limited to: risks related to the ability to successfully maintain and increase allocated volumes of student loans serviced by the company under existing and future servicing contracts with the Department and risks related to the company's ability to comply with agreements with third-party customers for the servicing of Federal Direct Loan Program, FFEL Program, private education, and consumer loans; loan portfolio risks such as interest rate basis and repricing risk, the risk of loss of floor income on certain student loans originated under the FFEL Program, risks related to the use of derivatives to manage exposure to interest rate fluctuations, uncertainties regarding the expected benefits from purchased securitized and unsecuritized FFEL Program, private education, consumer, and other loans, or investment interests therein, and initiatives to purchase additional FFEL Program, private education, consumer, and other loans, and risks from changes in levels of loan prepayment or default rates; financing and liquidity risks, including risks of changes in the interest rate environment; risks from changes in the terms of education loans and in the educational credit and services markets resulting from changes in applicable laws, regulations, and government programs and budgets; risks related to a breach of or failure in the company's operational or information systems or infrastructure, or those of third-party vendors, including disclosure of confidential or personal information and/or damage to reputation resulting from cyber-breaches; uncertainties inherent in forecasting future cash flows from student loan assets and related asset-backed securitizations; risks and uncertainties of the expected benefits from the November 2020 launch of Nelnet Bank operations, including the ability to successfully conduct banking operations and achieve expected market penetration; risks related to the expected benefits to the company from its continuing investment in ALLO, and risks related to investments in solar projects, including risks of not being able to realize tax credits which remain subject to recapture by taxing authorities; risks and uncertainties related to other initiatives to pursue additional strategic investments (and anticipated income therefrom), acquisitions, and other activities, including activities that are intended to diversify the company both within and outside of its historical core education-related businesses; risks and uncertainties associated with climate change; risks from changes in economic conditions and consumer behavior; risks related to the company's ability to adapt to technological change; risks related to the exclusive forum provisions in the company's articles of incorporation; risks related to the company's executive chairman's ability to control matters related to the company through voting rights; risks related to related party transactions; concerns about the downgrade of the U.S. credit rating; risks related to natural disasters, terrorist activities, or international hostilities; and risks and uncertainties associated with litigation matters and with maintaining compliance with the extensive regulatory requirements applicable to the company's businesses.
For more information, see the "Risk Factors" sections and other cautionary discussions of risks and uncertainties included in documents filed or furnished by the company with the Securities and Exchange Commission. All forward-looking statements in this release are as of the date of this release. Although the company may voluntarily update or revise its forward-looking statements from time to time to reflect actual results or changes in the company's expectations, the company disclaims any commitment to do so except as required by law.
Non-GAAP Performance Measures
The company prepares its financial statements and presents its financial results in accordance with U.S. GAAP. However, it also provides additional non-GAAP financial information related to specific items management believes to be important in the evaluation of its operating results and performance. Reconciliations of GAAP to non-GAAP financial information, and a discussion of why the company believes providing this additional information is useful to investors, is provided in the "Non-GAAP Disclosures" section below.

Consolidated Statements of Income
(Dollars in thousands, except share data)
(unaudited)

	Three months ended			Six months ended
	June 30, 2023	March 31, 2023	June 30, 2022	June 30, 2023	June 30, 2022
Interest income:
Loan interest	$243,045	225,243	134,706	468,288	246,083
Investment interest	40,982	40,725	16,881	81,707	30,700
Total interest income	284,027	265,968	151,587	549,995	276,783
Interest expense on bonds and notes payable and bank deposits	233,148	199,449	73,642	432,597	121,721
Net interest income	50,879	66,519	77,945	117,398	155,062
Less provision for loan losses	9,592	34,275	9,409	43,867	8,974
Net interest income after provision for loan losses	41,287	32,244	68,536	73,531	146,088
Other income (expense):
Loan servicing and systems revenue	122,020	139,227	124,873	261,247	261,241
Education technology, services, and payment processing revenue	109,858	133,603	91,031	243,462	203,317
Solar construction revenue	4,735	8,651	—	13,386	—
Other, net	(7,011)	(14,071)	12,647	(21,083)	22,524
Gain on sale of loans, net	15,511	11,812	—	27,323	2,989
Impairment expense	—	—	(6,284)	—	(6,284)
Derivative market value adjustments and derivative settlements, net	2,070	(14,074)	45,024	(12,005)	187,949
Total other income (expense), net	247,183	265,148	267,291	512,330	671,736
Cost of services:
Cost to provide education technology, services, and payment processing services	40,407	47,704	30,852	88,110	66,397
Cost to provide solar construction services	9,122	8,299	—	17,422	—
Total cost of services	49,529	56,003	30,852	105,532	66,397
Operating expenses:
Salaries and benefits	144,706	152,710	141,398	297,416	290,813
Depreciation and amortization	18,652	16,627	18,250	35,279	35,206
Other expenses	45,997	40,785	36,940	86,781	76,439
Total operating expenses	209,355	210,122	196,588	419,476	402,458
Income before income taxes	29,586	31,267	108,387	60,853	348,969
Income tax expense	(10,491)	(8,250)	(25,483)	(18,741)	(81,180)
Net income	19,095	23,017	82,904	42,112	267,789
Net loss attributable to noncontrolling interests	9,172	3,470	2,225	12,642	3,987
Net income attributable to Nelnet, Inc.	$28,267	26,487	85,129	54,754	271,776
Earnings per common share:
Net income attributable to Nelnet, Inc. shareholders - basic and diluted	$0.75	0.71	2.26	1.46	7.18
Weighted average common shares outstanding - basic and diluted	37,468,397	37,344,604	37,710,214	37,406,843	37,875,108

Condensed Consolidated Balance Sheets
(Dollars in thousands)
(unaudited)

	As of	As of	As of
	June 30, 2023	December 31, 2022	June 30, 2022
Assets:
Loans and accrued interest receivable, net	$14,360,612	15,243,889	16,916,344
Cash, cash equivalents, and investments	2,128,075	2,230,063	2,116,949
Restricted cash	692,256	1,239,470	1,045,543
Goodwill and intangible assets, net	234,195	240,403	219,203
Other assets	392,494	420,219	325,974
Total assets	$17,807,632	19,374,044	20,624,013
Liabilities:
Bonds and notes payable	$13,070,140	14,637,195	16,115,269
Bank deposits	731,046	691,322	588,474
Other liabilities	758,932	845,625	829,125
Total liabilities	14,560,118	16,174,142	17,532,868
Equity:
Total Nelnet, Inc. shareholders' equity	3,259,279	3,198,959	3,097,382
Noncontrolling interests	(11,765)	943	(6,237)
Total equity	3,247,514	3,199,902	3,091,145
Total liabilities and equity	$17,807,632	19,374,044	20,624,013
Contacts:
Media, Ben Kiser, 402.458.3024, or Investors, Phil Morgan, 402.458.3038, both of Nelnet, Inc.

Non-GAAP Disclosures
(Dollars in thousands, except share data)
(unaudited)
Non-GAAP financial measures disclosed by management are meant to provide additional information and insight relative to business trends to investors and, in certain cases, to present financial information as measured by rating agencies and other users of financial information. These measures are not in accordance with, or a substitute for, GAAP and may be different from, or inconsistent with, non-GAAP financial measures used by other companies. The company reports this non-GAAP information because the company believes that it provides additional information regarding operational and performance indicators that are closely assessed by management. There is no comprehensive, authoritative guidance for the presentation of such non-GAAP information, which is only meant to supplement GAAP results by providing additional information that management utilizes to assess performance.
Net income, excluding derivative market value adjustments

	Three months ended June 30,
	2023	2022
GAAP net income attributable to Nelnet, Inc.	$28,267	85,129
Realized and unrealized derivative market value adjustments (a)	(2,005)	(40,401)
Tax effect (b)	481	9,696
Non-GAAP net income attributable to Nelnet, Inc., excluding derivative market value adjustments	$26,743	54,424

Earnings per share:
GAAP net income attributable to Nelnet, Inc.	$0.75	2.26
Realized and unrealized derivative market value adjustments (a)	(0.05)	(1.07)
Tax effect (b)	0.01	0.25
Non-GAAP net income attributable to Nelnet, Inc., excluding derivative market value adjustments	$0.71	1.44

(a)    "Derivative market value adjustments" includes both the realized portion of gains and losses (corresponding to variation margin received or paid on derivative instruments that are settled daily at a central clearinghouse) and the unrealized portion of gains and losses that are caused by changes in fair values of derivatives which do not qualify for "hedge treatment" under GAAP. "Derivative market value adjustments" does not include "derivative settlements" that represent the cash paid or received during the current period to settle with derivative instrument counterparties the economic effect of the company's derivative instruments based on their contractual terms.
The accounting for derivatives requires that changes in the fair value of derivative instruments be recognized currently in earnings, with no fair value adjustment of the hedged item, unless specific hedge accounting criteria is met. Management has structured all of the company’s derivative transactions with the intent that each is economically effective; however, the company’s derivative instruments do not qualify for hedge accounting. As a result, the change in fair value of derivative instruments is reported in current period earnings with no consideration for the corresponding change in fair value of the hedged item. Under GAAP, the cumulative net realized and unrealized gain or loss caused by changes in fair values of derivatives in which the company plans to hold to maturity will equal zero over the life of the contract. However, the net realized and unrealized gain or loss during any given reporting period fluctuates significantly from period to period.
The company believes these point-in-time estimates of asset and liability values related to its derivative instruments that are subject to interest rate fluctuations are subject to volatility mostly due to timing and market factors beyond the control of management, and affect the period-to-period comparability of the results of operations. Accordingly, the company’s management utilizes operating results excluding these items for comparability purposes when making decisions regarding the company’s performance and in presentations with credit rating agencies, lenders, and investors.
(b)    The tax effects are calculated by multiplying the realized and unrealized derivative market value adjustments by the applicable statutory income tax rate.

Core loan spread
The following table analyzes the loan spread on AGM’s portfolio of loans, which represents the spread between the yield earned on loan assets and the costs of the liabilities and derivative instruments used to fund the assets. The spread amounts included in the following table are calculated by using the notional dollar values found in the "Net interest income, net of settlements on derivatives" table on the following page, divided by the average balance of loans or debt outstanding.

	Three months ended June 30,
	2023	2022
Variable loan yield, gross	7.73%	3.59%
Consolidation rebate fees	(0.80)	(0.85)
Discount accretion, net of premium and deferred origination costs amortization	0.06	0.03
Variable loan yield, net	6.99	2.77
Loan cost of funds - interest expense (a)	(5.94)	(1.73)
Loan cost of funds - derivative settlements (b) (c)	(0.00)	0.02
Variable loan spread	1.05	1.06
Fixed rate floor income, gross	0.01	0.46
Fixed rate floor income - derivative settlements (b) (d)	0.00	0.09
Fixed rate floor income, net of settlements on derivatives	0.01	0.55
Core loan spread	1.06%	1.61%

Average balance of AGM's loans	$13,616,889	16,437,861
Average balance of AGM's debt outstanding	13,011,224	15,923,648
(a)    In the second quarter of 2023, the company redeemed certain asset-backed debt securities prior to their maturity, resulting in the recognition of $25.9 million in interest expense from the write-off of the remaining unamortized debt discount associated with these bonds at the time of redemption. This expense was excluded from the table above.
(b)    Derivative settlements represent the cash paid or received during the current period to settle with derivative instrument counterparties the economic effect of the company's derivative instruments based on their contractual terms. Derivative accounting requires that net settlements with respect to derivatives that do not qualify for "hedge treatment" under GAAP be recorded in a separate income statement line item below net interest income. The company maintains an overall risk management strategy that incorporates the use of derivative instruments to reduce the economic effect of interest rate volatility. As such, management believes derivative settlements for each applicable period should be evaluated with the company’s net interest income (loan spread) as presented in this table.
A reconciliation of core loan spread, which includes the impact of derivative settlements on loan spread, to loan spread without derivative settlements follows.

	Three months ended June 30,
	2023	2022
Core loan spread	1.06%	1.61%
Derivative settlements (1:3 basis swaps)	0.00	(0.02)
Derivative settlements (fixed rate floor income)	(0.00)	(0.09)
Loan spread	1.06%	1.50%
(c)    Derivative settlements consist of net settlements (paid) received related to the company’s 1:3 basis swaps.
(d)    Derivative settlements consist of net settlements received related to the company’s floor income interest rate swaps.

Net interest income, net of settlements on derivatives
The following table summarizes the components of "net interest income" and "derivative settlements, net" from the AGM segment statements of income.

	Three months ended June 30,
	2023	2022
Variable interest income, gross	$262,771	146,911
Consolidation rebate fees	(27,211)	(34,952)
Discount accretion, net of premium and deferred origination costs amortization	1,890	1,474
Variable interest income, net	237,450	113,433
Interest on bonds and notes payable	(218,602)	(68,616)
Derivative settlements (basis swaps), net (a)	(65)	931
Variable loan interest margin, net of settlements on derivatives (a)	18,783	45,748
Fixed rate floor income, gross	456	18,292
Derivative settlements (interest rate swaps), net (a)	47	3,692
Fixed rate floor income, net of settlements on derivatives (a)	503	21,984
Core loan interest income (a)	19,286	67,732
Investment interest	15,857	8,671
Intercompany interest	(13,711)	(1,092)
Net interest income (net of settlements on derivatives) (a)	$21,432	75,311
(a)    Core loan interest income and net interest income (net of settlements on derivatives) are non-GAAP financial measures. For an explanation of GAAP accounting for derivative settlements and the reasons why the company reports these non-GAAP measures, see footnote (b) to the table immediately under the caption "Core loan spread" above.
A reconciliation of net interest income (net of settlements on derivatives) to net interest income for the company's AGM segment follows.

	Three months ended June 30,
	2023	2022
Net interest income (net of settlements on derivatives)	$21,432	75,311
Derivative settlements (1:3 basis swaps)	65	(931)
Derivative settlements (fixed rate floor income)	(47)	(3,692)
Net interest income	$21,450	70,688